Exhibit 99.1

Macondray Capital Acquisition Corp. I

Announces the Separate Trading of its Class A ordinary shares and Warrants

Commencing August 19, 2021

Woodside, CA, August 16, 2021 – Macondray Capital Acquisition Corp. I (the “Company”) today announced that commencing August 19, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the ticker symbol “DRAY” and “DRAYW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “DRAYU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: B. Riley Securities, Inc. at 1300 North 17th Street, Suite 1300, Arlington, VA 22209 or by calling (703) 312-9580 or by emailing prospectuses@brileyfin.com.

About Macondray Capital Acquisition Corp. I

Macondray Capital Acquisition Corp. I is a special purpose acquisition company and was formed for the purpose of effecting a merger, amalgamation, share exchange, reorganization or other similar transaction with one or more businesses. The Company has not selected any specific business combination target but intends to focus its search on companies with an aggregate enterprise value of approximately $1.5 billion and up in the software, data and technology, media and telecom industries.

Contacts

Macondray Capital Acquisition Corp. I

+1 (650) 995-7205

investor@macondraycap.com